Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods indicated.
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


                                                        Three Months Ended            Six Months Ended
                                                        ------------------            ----------------
                                                      June 30,       June 30,       June 30,     June 30,
                                                        2002           2001           2002         2001
                                                        ----           ----           ----         ----

                                                                       (Dollars in thousands)

Earnings before fixed charges:

    Income before income taxes,
       equity in losses of affiliates,
       and extraordinary item ..............         $19,503        $16,687        $39,011        $22,527

    Interest and other debt expense ........          18,390         21,248         34,886         44,116

    Interest portion of rental expense .....             135            256            274            569
                                                     -------        -------        -------        -------

    Earnings before fixed charges ..........         $38,028        $38,191        $74,171        $67,212
                                                     =======        =======        =======        =======

Fixed charges:

    Interest and other debt expense ........         $18,390        $21,248        $34,886        $44,116

    Interest portion of rental expense .....             135            256            274            569

    Capitalized interest ...................             280            381            492            925
                                                     -------        -------        -------        -------

    Total fixed charges ....................         $18,805        $21,885        $35,652        $45,610
                                                     =======        =======        =======        =======

Ratio of earnings to fixed charges .........            2.02           1.75           2.08           1.47


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